Exhibit 10.2

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of September 29, 2017, by and between NACCO Industries, Inc., a Delaware corporation (“NACCO”) and Hamilton Beach Brands Holding Company, a Delaware corporation and a wholly owned subsidiary of NACCO (“Hamilton Beach Holding”). All capitalized terms used but not defined herein shall have their respective meanings set forth in the Separation Agreement (as defined herein).
RECITALS:
1.    NACCO and Hamilton Beach Holding have entered into a Separation Agreement, dated as of September 29, 2017 (the “Separation Agreement”), pursuant to which NACCO will distribute all of the outstanding shares of capital stock of Hamilton Beach Holding to NACCO’s stockholders (the “Spin-Off”);
2.    In order to facilitate the separation of Hamilton Beach Holding from NACCO and its Subsidiaries (as defined below) pursuant to the Separation Agreement, Hamilton Beach Holding desires, and NACCO is willing to provide or cause its Subsidiaries to provide, certain transition services upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, a “Subsidiary” of any Person means any Person whose financial results are required to be consolidated with the financial results of the first Person in the preparation of the first Person’s financial statements under United States generally accepted accounting principles as in effect from time to time, consistently applied.
Accordingly, the parties agree as follows:

I.	TRANSITION SERVICES

1.1    NACCO Obligations. Subject to the terms and conditions of this Agreement, during the Transition Period (as defined below), NACCO will, or will cause one of its Subsidiaries to, provide to Hamilton Beach Holding and/or a designated Subsidiary of Hamilton Beach Holding the transitional services and assistance (together, the “Transition Services”) set forth on Schedule A hereto.

1.2    Term. The obligations of NACCO to provide each respective Transition Service or cause such Transition Service to be provided hereunder will begin on September 29, 2017 (the “Effective Date”) and will remain in effect for one year after the Effective Date (the “Initial Termination Date”); provided, however, that with respect to any Transition Service, Hamilton Beach Holding may, upon written notice to NACCO not less than 30 days prior to the Initial Termination Date, extend the term of such Transition Services for the subsequent transition period; provided, however, that such extension shall not be for a period of more than three months unless NACCO consents, in writing, to a period beyond three months (the “Subsequent Transition Period”). For the purposes of this Agreement, the (a) term “Initial Transition Period” for each Transition Service means the period beginning on the date on which the Spin-Off occurs (the “Closing Date”) and ending on the Initial Termination Date, and (b) the terms Initial Transition Period and Subsequent Transition Period are collectively referred to herein as the “Transition Period.”

1.3    Modification of Transition Services. During the Transition Period, any or all of the Transition Services may be modified in any respect upon mutual written agreement of NACCO and Hamilton Beach Holding, and such written agreement shall be deemed to supplement and amend this Agreement.

1.4    Employee Cooperation. NACCO will cause its or its Subsidiaries’ employees providing the Transition Services (together, the “NACCO Employees”) to cooperate with the employees of Hamilton Beach Holding and/or its Subsidiaries (the “Hamilton Beach Holding Employees”) during the Transition Period, but neither NACCO nor its Subsidiaries will have any other duty or obligation with respect to such Hamilton Beach Holding Employees.

1.5    Scope of Services. NACCO shall not be obligated to perform, or to cause to be performed, any Transition Services in a volume or quantity that unreasonably interferes with the operation of its business in the ordinary course provided, however, that with respect to services provided by NACCO prior to the Spin-Off, NACCO will be required to provide Transition Services consistent with historical volume or quantity during the two years preceding the Spin-Off and such level of services will not be deemed to unreasonably interfere with the operation of the business of NACCO. For those Transition Services that were not provided by NACCO prior to the Spin-Off, NACCO shall provide such Transition Services consistent with the levels of service it performs on its own behalf or on behalf of its Subsidiaries.

1.6    Standard of Performance; Standard of Care. NACCO will perform, or will cause to be performed, the Transition Services (a) in such manner as is substantially similar in nature, quality and timeliness to the services provided by NACCO or its Subsidiaries, as applicable, prior to the date hereof and (b) in accordance with all applicable Laws.

1.7    Confidentiality. The parties hereto shall keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to another party hereto in connection with the performance of this Agreement (the “Confidential Information”), and shall not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein shall survive the termination of this Agreement for a period of five years. Excluded from this provision is any information available in the public domain and any information disclosed to any of the parties by a third party who is not in breach of confidential obligations owed to another person or entity. Notwithstanding the foregoing, each party hereto may disclose Confidential Information (a) to its bankers, attorneys, accountants and other advisors subject to the same confidentiality obligations imposed herein and (b) as may be required by Law from time to time provided that the party required to disclose provide the other party, to the extent permitted, reasonable notice in order for such party an opportunity to oppose such disclosure.

II.	CONSIDERATION

2.1     Hamilton Beach Holding Fees. (a) In consideration for the Transition Services provided by or on behalf of NACCO under this Agreement, Hamilton Beach Holding agrees to pay NACCO or a specified Subsidiary the monthly fees set forth in Schedule A attached hereto for such Transition Service set forth in Schedule A or such other amount as may be agreed by the parties in writing (the “Fees”). Other than the Fees and the expenses specified in Section 2.2, neither Hamilton Beach Holding nor any of its Subsidiaries will be responsible for any fees or expenses incurred by NACCO or any of its Subsidiaries in connection with its or their provision of the Transition Services hereunder.

(b)For any portion of the Transition Period in which a Transition Service is not rendered for an entire month, the Fees described in Schedule A or percentage thereof with respect to such Transition Service will be prorated based on the actual number of days in such period, if applicable.

2.2    Out-of-Pocket Expenses. All (a) reasonable, documented out-of-pocket expenses (including travel expenses) that arise directly out of the provision of Transition Services pursuant to this Agreement and are incurred by NACCO or its Subsidiaries (the “Out-of-Pocket Expenses”) and (b) sales or similar non-income taxes incurred by NACCO or its Subsidiaries in connection with the provision of Transition Services pursuant to this Agreement (together with the Out-of-Pocket Expenses, “Expenses”) will be reimbursed by Hamilton Beach Holding; provided, however, that for any Expense described in clause (a) in excess of $10,000 per occurrence or event, NACCO will be required to obtain prior approval thereof from Hamilton Beach Holding, which approval will not be unreasonably withheld; provided, further, that such consent will not be required for any Expense in excess of $10,000 if such Expense does not exceed the historical cost of such Expense by more than 10%.

2.3    Payment. Hamilton Beach Holding will pay or cause to be paid to NACCO the Fees and Expenses in each calendar month within 30 days following receipt of an invoice therefor which contains customary and reasonable substantiation of the entitlement to payment of such Fees and reimbursement of such Expenses. If Hamilton Beach Holding fails to pay the invoiced amount when due, interest will accrue on the amount payable at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s base rate (the “Citibank Base Rate”) plus 2.50% per month, compounded monthly; provided, however, that if any such failure to pay is due to a good faith dispute, any amounts ultimately determined to be payable by the disputing party will instead include interest compounded at a rate equal to the Citibank Base Rate plus 2.00% per month.

III.	TERMINATION

3.1    Term and Termination. (a) This Agreement will remain in effect with respect to each Transition Service from the Closing Date until the expiration of the Transition Period for such Transition Service unless earlier terminated in accordance with this Section 3.1.

(b)An authorized officer of either NACCO or Hamilton Beach Holding may terminate this Agreement upon written notice to the other party if

(i)the other party has violated any material provision of this Agreement and such violation has not been remedied within 30 days after written notice thereof; or

(ii)the other party has filed, or has had filed against it, a petition seeking relief under any bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights.

(c)An authorized officer of either NACCO or Hamilton Beach Holding may terminate the Transition Period with respect to any Transition Service at any time by giving the other party 30 days’ prior written notice of its intention to do so.

(d)Authorized officers of NACCO and Hamilton Beach Holding may terminate this Agreement by mutual written agreement.

(e)The parties’ obligations pursuant to Sections 1.8, 2.3 and 4.2 will survive the expiration or any termination of this Agreement in accordance with its terms.

IV.	MISCELLANEOUS

4.1    Warranty Disclaimer. EXCEPT AS PROVIDED IN SECTION 1.7, NEITHER PARTY MAKES ANY WARRANTY CONCERNING THE TRANSITION SERVICES AND THE WARRANTY IN SUCH SECTION 1.7 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT THE SERVICES PROVIDED UNDER THIS AGREEMENT WILL BE SUFFICIENT TO ALLOW HAMILTON BEACH HOLDING OR NACCO TO SUCCESSFULLY TRANSITION, MANAGE OR OPERATE ITS BUSINESS.

4.2    Indemnification. (a) Subject to subsection (d) below, each party (the “Indemnitor”) will indemnify and hold the other party, its Subsidiaries and each of their respective stockholders, officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (each, an “Indemnitee”) harmless from and against and will promptly defend the Indemnitees from and reimburse the Indemnitees for any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys’ fees and other costs and expenses) (collectively, “Damages”), arising out of or related to (i) a breach by the Indemnitor of this Agreement and (ii) the gross negligence, bad faith or intentional misconduct of the Indemnitor in connection with the provision or receipt of Transition Services under this Agreement.

(b)The amount of any Damages for which indemnification is provided under this Section 4.2 will be computed net of any insurance proceeds actually received by the Indemnitee pursuant to an insurance policy with respect to such Damages.

(c)The Indemnitee must notify the Indemnitor in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 4.2(a), provided, however, that the failure to so notify shall not adversely impact the Indemnitee’s right to indemnification hereunder except to the extent that such failure to notify actually prejudices or prevents the Indemnitor’s ability to defend such claim, demand, action or proceeding. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnitor will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnitee. Indemnitor will notify Indemnitee whether Indemnitor so elects to assume the defense not more than five (5) business days after written notice of the claim. The Indemnitee will have the right (i) to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding that is being defended by the Indemnitor, and (ii) to assume the defense of such third party claim, demand, action or proceeding, at the cost and expense of the Indemnitor if the Indemnitor fails or ceases to defend the same. In connection with any such third party claim, demand, action or proceeding, the parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnitor to settle any such third party claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnitor (and such settlement contains a complete release of the Indemnitee and its Subsidiaries and their respective directors, officers and employees) and the Indemnitor proposes to accept such settlement and the Indemnitee refuses to consent to such settlement, then (i) the Indemnitor will be excused from, and the Indemnitee will be solely responsible for, all further defense of such third party claim, demand, action or proceeding, (ii) the maximum liability of the Indemnitor relating to such third party claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnitee on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (iii) the Indemnitee will pay all reasonable attorneys’ fees and legal costs and expenses incurred by Indemnitee after rejection of such settlement by the Indemnitee; provided, however, that if the amount thereafter recovered by such third party from the Indemnitee is less than the amount of the proposed settlement, the

Indemnitee will be reimbursed by the Indemnitor for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

(d)No party will be entitled to recover any consequential, indirect, special or punitive damages (including lost profits or lost revenues) arising out of the matters covered by this Agreement, regardless of the form of the claim or action, including claims or actions for indemnification, tort, breach of contract, warranty, representation or covenant. No party shall be liable for Damages exceeding the total Fees payable hereunder under this Section 4.2.

(e)The Indemnitees’ rights to indemnification as set forth in this Section 4.2 will be their exclusive remedy with respect to any Damages arising out of the matters covered by this Agreement other than to terminate this Agreement as set forth in Section 3.1(b). Each Indemnitee hereto will be entitled to indemnification for Damages sustained in accordance with the provisions of this Section 4.2 regardless of any Law or public policy that would limit or impair the right of the party to recover indemnification under the circumstances.

4.3    Relationship of Parties. Each of Hamilton Beach Holding, NACCO and their respective Subsidiaries will for all purposes be deemed to be an independent contractor hereunder, will not be considered (nor will any of their directors, officers, employees, contractors or agents be considered) an agent, employee, commercial representative, partner, franchisee or joint venturer of any other party and will have no duties or obligations beyond those expressly provided in this Agreement and the Separation Agreement with respect to the provision of Transition Services. No party will have any authority, absent express written permission from the other party, to enter into any agreement, assume or create any obligations or liabilities, or make representations on behalf of any other party. The provision of the Transition Services shall not alter the classification of, or the compensation and employee benefits provided to the NACCO Employees or the Hamilton Beach Holding Employees. The NACCO Employees shall be employed solely by NACCO or its Subsidiaries, and the Hamilton Beach Holding Employees shall be employed solely by Hamilton Beach Holding or its Subsidiaries. Neither the NACCO Employees nor the Hamilton Beach Holding Employees shall be entitled to any additional compensation for the provision of the Transition Services.

4.4    Interpretation. (a) When a reference is made in this Agreement to Sections or Schedules, such reference will be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “of’ is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. Schedule A hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any party to take any action, or fail to take any action, if to do so would violate any applicable Law.

(b)All parties have participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.5    Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

4.6    Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party hereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

4.7    Notices. All notices required or permitted pursuant to this Agreement must be given as set forth in the Separation Agreement.

4.8    Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.9    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. No party may assign this Agreement, or any of its rights or liabilities hereunder, without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under this Agreement.

4.10    Severability. The illegality or partial illegality of any or all of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

4.11    Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of Laws principles.

4.12    Submission to Jurisdiction; Waivers. Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

4.13    Force Majeure. Neither party will be liable to the other party for failure to perform any obligation hereunder, other than payment obligations, if such failure or delay results from an act of God, war, terrorism, revolt, revolution, sabotage, actions of a Governmental Entity, Laws, regulations, embargo, fire, strike, other labor trouble or any other cause or circumstance beyond the control of such party other than financial difficulties of the other party. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Agreement, each party will promptly give notice to the other parties of such occurrence and the effect and/or anticipated effect of such occurrence. Each party will use its reasonable efforts to minimize disruptions in their performance, to resume performance of their obligations under this Agreement as soon as practicable and to assist the other parties in obtaining, at their sole expense, an alternative source for the affected Transition Services and the receiving party will be released from any payment obligation to the performing party with respect to the affected Transition Services during the period of such force majeure; provided, however, the resolution of any strike or labor trouble will be within the sole discretion of the performing party.

4.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

4.15    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Separation Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

NACCO INDUSTRIES, INC.

By:	/s/ J.C. Butler, Jr.
Name:	J.C. Butler, Jr.
Title	President and Chief Executive Officer

HAMILTON BEACH BRANDS HOLDING COMPANY

By:	/s/ Gregory H. Trepp
Name:	Gregory H. Trepp
Title	President and Chief Executive Officer

Schedule A
Transition Services To Be Performed by NACCO and Its Subsidiaries

Description of Transition Service	Monthly Fee(s)	Contact Person / Successor Contact Person*
General Accounting Support, including SEC	$20,000	E. Loveman / M. Sovacool
Tax Compliance and Consulting Support	$20,000	F. Brown / J Francis
Internal Audit - Consulting; Advisory and Audit Services	$10,000	C. Steadley
Public Company Legal Support (SEC, NYSE, Sarbanes-Oxley, etc.)	$10,000	J. Neumann / J. Adkins
Employee Benefit and HR Legal and Consulting Support	$10,000	S. Fry
Compensation Support	$10,000	S. Fry / T. Maxwell

* NACCO may designate a successor contact person upon written notice to Hamilton Beach Brands Holding Company